Richard Chiang

460 Brannan Street, Suite 78064

San Francisco, CA 94107

February 12, 2016

Board of Directors of ANDES 7 Inc.

424 Clay Street, Lower Level

San Francisco, CA 94111

In connection with the Change in Control, dated February 12, 2016, please accept this notice that effective today, February 12, 2016, I hereby resign from my positions and all duties as President, CEO, Treasurer, Secretary and Chairman of the Board of Directors, of ANDES 7 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

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